Exhibit 99.1

CONTACT:

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President, Investor Relations
(203) 661-1926, ext. 6619

BLYTH, INC. REPORTS 2nd QUARTER 2013 SALES AND EARNINGS

GREENWICH, CT, USA, August 2, 2013: Blyth, Inc. (NYSE: BTH), a direct to consumer company and leading designer and marketer of health and wellness products, candles and accessories for the home sold through the direct selling and direct marketing channels, today reported sales and earnings for the second quarter of 2013. Net sales for the three months ended June 30, 2013 decreased approximately 32% to $211.7 million from $309.5 million for the comparable prior year period, primarily due to lower sales at ViSalus and, to a lesser extent, at PartyLite, while Miles Kimball reported a sales improvement.

Blyth's operating profit for the second quarter was $1.2 million this year versus $17.8 million last year, largely driven by the decline in sales. Last year included a ViSalus Equity Incentive Plan (EIP) charge of $9.6 million and PartyLite restructuring charges of $0.2 million. Excluding the impact of these charges, Blyth's operating profit would have been $27.7 million last year versus $1.2 million this year.

Commenting on the second quarter sales results, Robert B. Goergen, Chairman and Chief Executive Officer noted, “We continue to see evidence that focusing on direct-to-consumer sales is the right strategy for Blyth and that our investments in technology are a critical underpinning to that strategy. For example, at PartyLite, where we've been selling candles and home décor products profitably for 40 years through the traditional party plan model, our technology investments are helping PartyLite Consultants grow their businesses by making it easier to do business with PartyLite through online shopping, Consultant web sites and direct-to-customer shipping. Moreover, ViSalus, technology-driven from inception, is a significant business in North America, the results of which demonstrate the importance of diversifying its product portfolio and penetrating the global marketplace. To that end, its upcoming new product releases of Vi Crunch™ Protein Super Cereal and Vi Crunch™ Fusions Flavor Toppings, and its entrance into international markets, which began in April with the U.K., should continue to offer compelling business opportunities for its Promoters.”

Reflecting on the year-to-year operating profit decline, Mr. Goergen added,

“We are experiencing the cost impact of investments made in ViSalus over the last twelve months combined with the effects of a decline in the number of North American Promoters. Leadership is focused on ensuring that its infrastructure remains in line with sales levels, and we remain committed to the investment spending needed to support continued product diversification and global expansion.”

Net Loss Attributable to Blyth, Inc. was $1.4 million for the three months ended June 30, 2013 compared to earnings of $8.0 million in the comparable prior year period. Diluted Earnings per Share Attributable to Blyth, Inc. were a loss of $0.08 for the three months ended June 30, 2013 compared to earnings per share of $0.46 in the comparable prior year period. The prior year includes a ViSalus EIP charge of $0.25 per share, PartyLite restructuring charges of $0.01 per share and income from discontinued operations of $0.04 per share. Excluding these unusual items from last year, Normalized Earnings per Share for the second quarter were a loss of $0.08 this year versus a profit of $0.68 last year.

Net Loss Attributable to Blyth, Inc. Common Stockholders was $3.2 million for the three months ended June 30, 2013, which includes a downward adjustment of $1.8 million related to dividends paid to the non-controlling interest holders of ViSalus in excess of their allocable share of the income earned by ViSalus. Giving effect to this adjustment, Diluted Earnings per Share Attributable to Blyth, Inc. Common Stockholders were a loss of $0.20 for the three months ended June 30, 2013 compared to earnings per share of $0.46 in the comparable prior year period.

During the second quarter, the Company announced it would redeem for cash all of its outstanding 5.5% Senior Notes due November 1, 2013 (the “Notes”). As of June 30, 2013, $71.8 million aggregate principal amount of Notes remained outstanding. On May 10, 2013, the Company completed the sale of $50 million aggregate principal amount of 6.0% Senior Notes due June 2017 and, on July 10th, used the proceeds from the sale of these notes, together with available cash, to redeem the outstanding 5.5% Notes.

2013 Second Quarter Segment Performance

In the Health & Wellness segment, consisting of ViSalus, second quarter net sales decreased 47% to $101.5 million versus $190.4 million for the same period last year, largely reflecting the effects of reductions in Promoter counts in North America. At the end of the second quarter, qualified independent North American Promoters totaled more than 57,000 versus more than 114,000 Promoters at the end of the prior year's second quarter. International Promoters totaled nearly 4,000, reflecting the entry into the U.K. in April. Health & Wellness second quarter segment operating profit was $2.8 million this year versus $18.6 million last year. Excluding the EIP charge of $9.6 million last year, and allocated corporate expenses of $2.4 million this year and $3.2 million last year, second quarter operating profit for ViSalus was $5.2 million this year versus $31.4 million in the second quarter of 2012. The decrease in ViSalus's operating profit was due primarily to the sales reduction, the significant increase in infrastructure put in place in 2012 to support the international expansion in Europe, and, to a lesser extent, the initiation of a new management equity plan.

Ryan Blair, Chief Executive Officer of ViSalus noted that, “We are focused on rebuilding the N.A. Promoter base through new products and incentives. At our national Vitality convention in July, we announced that ViSalus is innovating breakfast with a new patent pending, high protein, high fiber cereal - Vi Crunch TM Protein Super Cereal. Vi Crunch delivers maximum nutrition without excess sugar, salt or fat. To create breakfast variety, we will also release Vi Crunch Fusions, two nutritious toppings to add to Vi Crunch cereal or to eat as a standalone snack. We are bringing our reputation for flavor and nutrition to the over $12 billion U.S. and Canadian cereal market.”

Mr. Blair added, “During the second quarter we brought our Body By Vi Challenge™ to the U.K., our first market outside of North America. The U.K. is one of the most obese nations per capita in the world and our goal is to fight obesity one person at a time, 10 pounds at a time. We have had an excellent response to Promoter enrollment and to the Challenge in the U.K.”

Candles & Home Décor, consisting of PartyLite, sales were $77.8 million in the second quarter versus $87.9 million for the same period last year, a decline of 12%. This decline reflects the lower levels of sales Consultants in many of the larger, more mature markets, partially offset by double digit growth in Australia. PartyLite's European sales during the quarter declined 12% in local currency, or 10% in U.S. dollars. PartyLite's European active independent sales Consultants totaled over 24,500 at the end of the second quarter versus over 26,000 last year. PartyLite's North American sales, comprised of the U.S. and Canada, declined 21% versus the prior year period. Active North American independent sales Consultants totaled over 15,500 at the end of the second quarter versus over 17,000 last year.

Second quarter operating loss for the Candles & Home Décor segment was $0.3 million versus profit of $1.7 million in last year's second quarter. Excluding allocated corporate expenses and other of $1.6 million this year versus $2.1 million last year, as well as a restructuring charge last year of $0.2 million, PartyLite's operating profit was $1.3 million this year versus $4.0 million last year, the decline driven by the decrease in sales.

Commenting on the performance of the Candles & Home Décor segment, Robert B. Goergen, Jr., Chief Operating Officer of Blyth and President, PartyLite Worldwide said, “Despite the negative impact of the sales decline on profits, PartyLite's operating profit benefited from lower distribution expenses as well as lower promotional spending in the second quarter. We introduced our 2013 holiday catalog to our Consultants at the PartyLite national conference in July with great success and expect our new products to drive sales in the second half of the year.”

In the Catalog & Internet segment, consisting of Miles Kimball, second quarter net sales increased 4% to $32.4 million versus $31.2 million last year due to double-digit growth in health and wellness products and higher sales associated with the new Miles Kimball credit program. Second quarter operating loss in this segment was $1.3 million this year versus a loss of $2.5 million last year. Excluding allocated corporate expenses and other of $0.6 million this year and $0.7 million last year, Miles Kimball's operating loss was $0.7 million this year versus a loss of $1.8 million last year. The reduction in operating loss year-over-year reflects the increase in sales, as well as promotional efficiencies and improved product mix in the current quarter.

The sum of the individual and segment amounts may not equal the reported totals for the quarter and full year for Blyth overall due to rounding.

The summary reconciliation of unaudited Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share presented in the attached table and the discussion of segment operating profit excluding certain items are included as additional references to assist investors in analyzing the Company's performance and should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company's underlying business performance. Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company's core operating results and facilitating comparison across reporting periods.

First Half Fiscal Performance

Net Sales for the six months ended June 30, 2013 declined 23% to $444.8 million versus $579.7 million for the comparable prior year period. Operating Profit for the first six months was $7.1 million this year versus $37.0 million last year. Last year included a pre-tax ViSalus EIP charge of $12.6 million and restructuring charges of $1.4 million for PartyLite. Excluding the impact of these charges, operating profit of $7.1 million this year compares to $50.9 million in the prior year period.

Net Earnings Attributable to Blyth, Inc. were $1.2 million for the six months ended June 30, 2013 compared to $15.5 million in the comparable prior year period. Diluted Earnings per Share Attributable to Blyth, Inc. were $0.08 for the six months ended June 30, 2013 compared to $0.90 in the comparable prior year period. The prior year includes a ViSalus EIP charge of $0.32, PartyLite restructuring charges of $0.05 and income from discontinued operations of $0.06. Excluding these unusual items from last year, Normalized Earnings per Share for the first half were $0.08 this year versus $1.21 last year.

Net Loss Attributable to Blyth, Inc. Common Stockholders was $0.6 million for the six months ended June 30, 2013, which includes a downward adjustment of $1.8 million related to dividends paid to non-controlling interest holders of ViSalus in excess of their allocable share of the income earned by ViSalus. Diluted Earnings per Share Attributable to Blyth, Inc. Common Stockholders were a loss of $0.04 for the six months ended June 30, 2013 compared to earnings per share of $0.90 in the comparable prior year period.

2013 Earnings Guidance Update

The Company also commented on its outlook for the year ending December 31, 2013. Diluted Earnings Per Share Attributable to Blyth, Inc. are expected to be $0.75 - $0.90 compared to prior guidance of $1.30 - $1.45. The reduced outlook is primarily driven by the decline in ViSalus' sales projections. The revised guidance excludes the impact of the $0.11 per share charge reflecting dividends paid to non-controlling interest holders of ViSalus in excess of their allocable share of the income earned by ViSalus. After giving effect to this downward adjustment, Diluted Earnings per Share Attributable to Blyth, Inc. Common Stockholders are expected to be approximately $0.64 - $0.79 for the year ending December 31, 2013. Cash flow from operations for 2013 is expected to be approximately $50 million and capital spending is anticipated to be approximately $15 million.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a direct to consumer business focused on the direct selling and direct marketing channels. It designs and markets health and wellness products, candles and accessories for the home through the direct selling channel, utilizing both the network marketing and home party plan methods. The Company also designs and markets household convenience items and personalized gifts through the catalog/Internet channel. Its products are sold direct to the consumer under the ViSalus®, PartyLite® and Two Sisters Gourmet by PartyLite® brands and to consumers in the catalog/Internet channel under the Miles Kimball®, Walter Drake®, Easy Comforts®, As We Change® and Exposures® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not assurances of future performance and can be identified by the fact that they do not relate to statements of historical or current facts. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events or performance and underlying assumptions. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words of similar substance in connection with discussions of future operating or financial performance. Examples of forward-looking statements in this press release include, among others, ViSalus's planned new product releases, ViSalus's plans to increase its international markets, ViSalus's strategies to increase its promoter base, PartyLite's expectation that its new products will drive sales, our guidance relating to earnings per share for 2013, and anticipated cash flow from operations and capital spending in 2013.

The Company's forward-looking statements are based on management's current beliefs, expectations and assumptions regarding the future of the Company's business, strategies, plans and performance, the economy and other future conditions and future events, circumstances and results. Because forward-looking statements relate to the future, they are inherently susceptible to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside our control, especially when made in the middle of the fiscal year when it is difficult to forecast financial results for the full year. Our actual results and financial condition could differ materially from those expressed or implied in our forward-looking statements. Important factors that could cause our actual results to differ materially from the forward-looking statements include, (i) our ability to respond appropriately to changing consumer preferences and demand for our current and new products or product enhancements; (ii) our dependence on sales by independent promoters and consultants and our ability to recruit, retain and motivate them; (iii) the loss of a leading promoter or consultant, together with his or her associated sales organization, or the loss of a significant number of promoters or consultants for any reason; (iv) the attractiveness of ViSalus's and PartyLite's compensation plans among their current and prospective promoters and consultants; (v) our ability to retain our existing customers or attract new customers; (vi) our ability to influence or control our promoters and consultants; (vii) federal, state and foreign regulations applicable to our products (including advertising and labeling), promotional programs and compensation plans; (viii) adverse publicity associated with our products, ingredients, promoters, consultants, programs or business models, or those of similar companies; (ix) product liability and health-related claims; (x) competition; (xi) a downturn in the economy; (xii) our ability to grow our business in our existing markets and open new markets, including risks in our international operations; (xiii) legal actions by or against our promoters and consultants; (xiv) our reliance on independent third parties for the manufacture and supply of many of our products; (xv) our ability to manufacture candles at required levels of quantity and quality; (xvi) disruptions to transportation channels; (xvii) shortages or increases in the cost of raw materials; (xviii) ViSalus's obligation, which we have guaranteed, to redeem its preferred stock in December 2017; (xix) awards made pursuant to ViSalus's Equity Incentive Plan, which could negatively impact our business, financial condition and results of operations; (xx) our dependence on key employees; (xxi) certain taxes or assessments relating to the activities of our promoters and consultants for which we may be held responsible; (xxii) our reliance on third parties to plan many of our events; (xxiii) our ability to identify suitable acquisition candidates, complete acquisitions on terms favorable to us and successfully integrate acquired operations; (xxiv) the covenants in the indenture that governs our new Senior Notes due 2017 may limit our operating and financial flexibility; (xxv) turmoil in the financial markets could increase our borrowing costs or impede access to or increase our cost of financing; (xxvi) our ability to protect our intellectual property; (xxvii) interruptions in our information-technology systems; (xxviii) information security or data breaches; (xxix) our ability to successfully adapt to and integrate mobile devices; (xxx) credit card and debit card fraud; (xxxi) our storage of user and employee data; (xxxii) changes in our effective tax rate; (xxxiii) fluctuations in our periodic results of operations; (xxxiv) increased mailing and shipping costs; (xxxv) Miles Kimball's credit program; (xxxvi) speculative trading and volatility in our stock price; (xxxvii) the failure of securities or industry analysts to publish research or reports about our business, or the publication of negative reports about our business; and (xxxviii) our compliance with the Sarbanes-Oxley Act of 2002, as well as other factors described in this press release and in the Company's most recently filed Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 and other filings with the Securities and Exchange Commission.

For the reasons set forth above, investors should not place undue reliance on forward-looking statements. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made, even if subsequently made available by us on our website or otherwise. We do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances or new information that exists after the day on which they are made, except as provided by law.

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BLYTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended June 30,	Ended June 30,	Ended June 30,	Ended June 30,
	2,013	2,012	2,013	2,012

Net sales	$211,731	$309,468	$444,825	$579,681
Cost of goods sold	76,524	102,130	156,541	191,164
Gross profit	135,207	207,338	288,284	388,517
Selling	92,492	136,596	195,605	257,465
Administrative and other	41,565	43,302	85,551	81,492
ViSalus equity incentive plan	—	9,640	—	12,561
Total operating expense	134,057	189,538	281,156	351,518
Operating profit	1,150	17,800	7,128	36,999

Other expense (income):
Interest expense	1,648	1,463	2,782	2,905
Interest income	(142)	(433)	(417)	(877)
Foreign exchange and other, net	278	(794)	(274)	(1,397)
Total other expense	1,784	236	2,091	631
Earnings (loss) from continuing operations before income taxes and noncontrolling interest	(634)	17,564	5,037	36,368
Income tax expense	21	6,783	2,239	14,674
Net earnings (loss) from continuing operations	(655)	10,781	2,798	21,694
Income from discontinued operations, net of income tax	—	772	—	1,052
Net earnings (loss)	(655)	11,553	2,798	22,746
Less: Net earnings attributable to the noncontrolling interests	703	3,526	1,560	7,240
Net earnings (loss) attributable to Blyth, Inc.	(1,358)	8,027	1,238	15,506
Less: Dividends paid to noncontrolling interest holders in excess of income earned	(1,834)	—	(1,834)	—
Net earnings (loss) attributable to Blyth, Inc. common stockholders	$(3,192)	$8,027	$(596)	$15,506

Basic:
Net earnings (loss) from continuing operations	$(0.2)	$0.42	$(0.04)	$0.84
Net earnings from discontinued operations	—	0.04	—	0.06
Net earnings (loss) attributable per share of Blyth, Inc. common stock	$(0.2)	$0.46	$(0.04)	$0.90
Weighted average number of shares outstanding	16,056	17,288	16,321	17,209

Diluted:
Net earnings (loss) from continuing operations	$(0.2)	$0.42	$(0.04)	$0.84
Net earnings from discontinued operations	—	0.04	—	0.06
Net earnings (loss) attributable per share of Blyth, Inc. common stock	$(0.2)	$0.46	$(0.04)	$0.90
Weighted average number of shares outstanding	16,092	17,348	16,358	17,298

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2013	June 30, 2012
Assets
Cash and Cash Equivalents	$156,643	$166,654
Short Term Investments	16,317	39,336
Accounts Receivable, Net	9,965	5,831
Inventories	83,223	114,686
Property, Plant & Equipment, Net	96,420	85,590
Other Assets	65,996	95,476
Discontinued operations	—	17,837
	$428,564	$525,410

Liabilities and Stockholders' Equity
Bank and Other Debt	$6,208	$6,663
Bond Debt	121,774	92,398
Other Liabilities	254,104	301,727
Discontinued operations	—	7,260
Equity	46,478	117,362
	$428,564	$525,410

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss)Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	June 30, 2013		June 30, 2012
	Dollars	Diluted EPS	Dollars	Diluted EPS

Non-GAAP normalized earnings	$(1,358)	$(0.08)	$11,717	$0.68

Non-GAAP Adjustments:

ViSalus Equity Incentive Plan	—	—	(4,312)	(0.25)

Restructuring charges (1)	—	—	(150)	(0.01)

Income from discontinued operations, net of income taxes (2)	—	—	772	0.04

GAAP Net earnings (loss) attributable to Blyth, Inc.	(1,358)	$(0.08)	8,027	$0.46

Dividends paid to ViSalus noncontrolling interest holders in excess of income earned	(1,834)	(0.11)	—	—

GAAP Net earnings (loss) attributable to Blyth, Inc. common stockholders	$(3,192)	$(0.2)	$8,027	$0.46

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Restructuring charges represent costs associated with the realignment of the PartyLite North American distribution center.
(2) Amounts in 2012 discontinued operations represent net earnings from Sterno sold in October 2012.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss)Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Six Months Ended		Six Months Ended
	June 30, 2013		June 30, 2012
	Dollars	Diluted EPS	Dollars	Diluted EPS

Non-GAAP normalized earnings	$1,238	$0.08	$20,881	$1.21

Non-GAAP Adjustments:

ViSalus Equity Incentive Plan	—	—	(5,534)	(0.32)

Restructuring charges (1)	—	—	(892)	(0.05)

Income from discontinued operations, net of income taxes (2)	—	—	1,052	0.06

GAAP Net earnings attributable to Blyth, Inc.	1,238	0.08	15,506	0.90

Dividends paid to ViSalus noncontrolling interest holders in excess of income earned	(1,834)	(0.11)	—	—

GAAP Net earnings (loss) attributable to Blyth, Inc. common stockholders	$(596)	$(0.04)	$15,506	$0.90

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Restructuring charges represent costs associated with the realignment of the PartyLite North American distribution center.
(2) Amounts in 2012 discontinued operations represent net earnings from Sterno sold in October 2012.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.